                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: September 30, 1996  /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         CROOK                        NEIL                           A.M
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    UL Bokserska                     66A
--------------------------------------------------------------------------------
                                   (Street)

    WARSAW                          POLAND                          02-690
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP (CEDC)
--------------------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol


--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4.  Statement for Month/Year

                        2/02
--------------------------------------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [_] Director                        [_] 10% Owner
    [X]  Officer (give title below)     [_] Other (specify below)

                      CHIEF FINANCIAL OFFICER
--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

--------------------------------------------------------------------------------
          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code   V    (A)   (D)

-----------------------------------------------------------------------------------------------------------------------------
Director Stock Options                 $11.15               1/7/02            A                            15,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------
6. Date Exer-     7. Title and Amount of       8. Price    9. Number          10. Owner-
   cisable and       Underlying Securities        of          of Deriv-           ship
   Expiration        (Instr. 3 and 4)             Deriv-      ative               Form:
   Date                                           ative       Secur-              Direct
   (Month/Day/                                    Secur-      ities               (D) or
   Year)                                          ity         Bene-               Indirect
                                                  (Instr.     ficially            (I)
 --------------------------------------------     5)          Owned               (Instr. 4)
 Date     Expira-              Amount or                      at End
 Exer-    tion         Title   Number of                      of
 cisable  Date                 Shares                         Month
                                                              (Instr. 4)
----------------------------------------------------------------------------------------------
                      Common                                                       (D)
2/7/03    2/7/12      Stock     15,000
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

                           (Print or Type Responses)

                                                                          (Over)

Explanation of Responses:

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.

/s/ Neil Crook                      2/22/02
-------------------------------  -----------------
**Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.